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		    Report of Independent Auditors on
		 Compliance with Fannie Mae Requirements



Providian Corporation

We have audited, in accordance with generally accepted auditing standards, the consolidated statement of financial condition of Providian Corporation (the "Company") and subsidiaries as of December 31, 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, and have issued our report thereon dated February 8, 1995.

The audit referred to above included tests for the Company relating to fidelity and errors and omissions insurance compliance matters comprehended in the UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE
BANKERS (the "Program"). Our audit tests disclosed no exceptions or errors in records relating to mortgage loans serviced for others that, in our opinion, paragraph 4 of the Program requires us to report.

We are independent auditors with respect to the Company within the meaning of the Code of Professional Conduct of the American
Institute of Certified Public Accountants.

This report is intended for the use of management of the Company and Fannie Mae and should not be used for any other purpose.


				   /s/ Ernst & Young LLP


February 8, 1995